                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          BONRAY DRILLING CORPORATION
                                       AT
                              $30.00 NET PER SHARE
                                       BY
                           ACQUISITION DRILLING, INC.
                          A WHOLLY-OWNED SUBSIDIARY OF
                              DLB OIL & GAS, INC.

               THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
       12:00 MIDNIGHT, NEW YORK CITY TIME ON FRIDAY, FEBRUARY 7, 1997,
                        UNLESS THE OFFER IS EXTENDED

                          -------------------------

   THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE
      OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE
      STOCK-HOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND
       THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE
           OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT THE STOCK-
            HOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR
                         SHARES TO PURCHASER HEREUNDER.

                          -------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE 211,771 SHARES
         OR SUCH OTHER NUMBER OF SHARES REPRESENTING A MAJORITY OF THE
         COMPANY'S OUTSTANDING COMMON STOCK ON A FULLY DILUTED BASIS ON
           THE DATE OF PURCHASE. THE OFFER ALSO IS SUBJECT TO CERTAIN
             OTHER CONDITIONS, WHICH ARE SET FORTH IN THIS OFFER TO
              PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 14
                           OF THIS OFFER TO PURCHASE.

                          -------------------------

                                   IMPORTANT

         Any stockholder wishing to tender all or a portion of such stockholder's shares of common stock, par value $1.00 per share, of the Company (the "Shares") should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for those Shares to the Depositary along with the Letter of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in
Section 3 hereof, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder wishes to tender such Shares.

         Any stockholder who wishes to tender Shares and whose certificates representing those Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender those Shares by following the procedures for guaranteed delivery set forth in
Section 3 hereof.

         Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

January 10, 1997

                               TABLE OF CONTENTS


                                                                                                              Page No.
                                                                                                              --------
INTRODUCTION......................................................................................................1
   1. Terms of the Offer..........................................................................................2
   2. Acceptance for Payment and Payment for Shares...............................................................4
   3. Procedure for Tendering Shares..............................................................................5
   4. Withdrawal Rights...........................................................................................7
   5. Certain Federal Income Tax Consequences of the Offer and the Merger.........................................8
   6. Price Range of the Shares; Dividends on the Shares..........................................................9
   7. Effect of the Offer on the Market for the Shares, Stock Quotation and Exchange Act
      Registration and Margin Securities.........................................................................10
   8. Certain Information Concerning the Company.................................................................10
   9. Certain Information Concerning Purchaser and Parent........................................................12
   10. Source and Amount of Funds................................................................................14
   11. Background of the Offer...................................................................................14
   12. Purpose of the Offer and the Merger; Plans for the Company; the Merger Agreement;
       the Stockholder Tender Agreement; Appraisal Rights........................................................15
   13. Dividends and Distributions...............................................................................23
   14. Certain Conditions of the Offer...........................................................................23
   15. Certain Legal Matters.....................................................................................25
   16. Fees and Expenses.........................................................................................26
   17. Miscellaneous.............................................................................................26

       Schedule I  Directors and Executive Officers of Parent and Purchaser

To the Holders of Common Stock of
Bonray Drilling Corporation:

                                  INTRODUCTION

         Acquisition Drilling, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of DLB Oil & Gas, Inc., an Oklahoma corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, $1.00 par value per share (the "Shares"), of Bonray Drilling Corporation, a Delaware corporation (the "Company"), at a purchase price of $30.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

         The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 6, 1997 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, after the purchase of Shares pursuant to the Offer and subject to the satisfaction or waiver of certain conditions set forth therein, Purchaser will be merged (the "Merger") with and into the Company with the Company surviving the Merger as a direct wholly-owned subsidiary of Parent. Pursuant to the Merger, each outstanding Share (excluding Shares owned, directly or indirectly, by the Company, Parent, Purchaser or any other subsidiary of Parent and Shares owned by holders who shall have properly exercised their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the Offer Price, in cash (the "Merger Consideration"), without interest.

         THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (THE "STOCKHOLDERS"), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AT THE OFFER PRICE AND THE MERGER, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER HEREUNDER.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE 211,771 SHARES OR SUCH OTHER NUMBER OF SHARES REPRESENTING A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTIONS 1 AND 14 BELOW.

         The Company has informed Purchaser that, as of January 6, 1997, 423,540 Shares were issued and outstanding and no options or other rights obligating the Company to issue Shares were outstanding. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 211,771 Shares.

         Concurrently with the execution of the Merger Agreement, Parent and Purchaser also entered into a Stockholder Tender Agreement dated January 6, 1997 (the "Stockholder Tender Agreement") with certain Stockholders of the Company (collectively, the "Selling Stockholders") pursuant to which the Selling Stockholders agreed to tender (and not withdraw) their Shares in the Offer. The Selling Stockholders collectively own 229,715 Shares.

         Parent and Purchaser do not presently directly own any Shares. As a result of the agreement of the Selling Stockholders to tender their Shares pursuant to the Stockholder Tender Agreement, Parent and Purchaser may each be deemed to beneficially own 229,715 Shares or 54.2% of the outstanding Shares on a fully diluted basis.

         The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. Under the DGCL, the stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Condition is satisfied and Purchaser purchases at least a majority of the outstanding Shares in the Offer, Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder. If at least 90% of the outstanding Shares are acquired in the Offer, Purchaser will be able to effect the Merger pursuant to Section 253 of the DGCL without prior notice to, or any action or vote by, any other Stockholder. In that event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. If at least 90% of the outstanding Shares are not acquired in the Offer, the Company will furnish the Stockholders a proxy or information statement containing detailed information concerning the Merger and will call a special meeting to vote on the Merger. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer in favor of the Merger. See
Section 12 below.

         The Merger Agreement and the Stockholder Tender Agreement are more fully described in Section 12 below. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5 below.

         Tendering Stockholders who have Shares registered in their names will not be charged brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer or the Merger. Purchaser will pay all charges and expenses of Liberty Bank & Trust Company of Oklahoma City, N.A., as the depositary (the "Depositary"), and Morrow & Co., Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16 below.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


1.       TERMS OF THE OFFER

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for (and thereby purchase) any and all Shares validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Friday, February 7, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires. As used in this Offer to Purchase, "business day' has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer also is subject to certain other conditions set forth in Section 14 below. Pursuant to the terms of the Merger Agreement, Purchaser expressly reserves the right (but will not be obligated) to waive any or all of the conditions of the Offer.

         Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, subject to applicable law, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Purchaser will extend the Offer. Purchaser also expressly reserves the right, subject to applicable law (including applicable rules and regulations of the Securities and Exchange Commission (the "Commission")) and the terms of the Merger Agreement, at any time or from time to time, to (i) delay acceptance for payment of, or payment for, any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below by giving oral or written notice of such delay in payment or termination to the Depositary, and (ii) waive any conditions or otherwise amend the Offer in any respect, by giving oral or written notice to the Depositary. Any extension, delay in payment, termination or amendment will be followed as promptly as practical by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement,

Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement, other than by issuing a release to the Dow Jones News Service or as otherwise required by law. The reservation by Purchaser of the right to delay acceptance for payment of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

         Pursuant to the Merger Agreement, Purchaser expressly reserves the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the written consent of the Company, Purchaser shall not (i) decrease the Offer Price, change the form of consideration payable in the Offer or decrease the number of Shares sought, (ii) change the conditions to the Offer (other than to waive any condition), (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments). The Merger Agreement provides that Purchaser may, from time to time, in its sole discretion extend the Expiration Date, (w) to comply with the applicable rules and regulations of the Commission, (x) if any of the conditions to the Offer have not been satisfied, for the minimum period of time necessary to satisfy such condition;
(y) if all of the conditions to the Offer have been satisfied but fewer than 90% of the Shares of Common Stock outstanding (determined on a fully diluted basis) have been tendered in the Offer, for the minimum period of time necessary until 90% of such Shares have been so tendered, but in no event later than the tenth (10th) day following the initial Expiration Date; provided, however, that if Purchaser extends the Expiration Date pursuant to clause (y), it will be deemed upon such extension to have waived conditions set forth in
Section 14 of this Offer to Purchase other than conditions (c), (d)(i) and
(d)(iii); or (z) if a tender or exchange offer for shares of Common Stock or any other proposal for a business combination involving the Company shall be publicly disclosed or Parent or Purchaser shall have otherwise learned that a tender or exchange offer for shares of Common Stock or any other proposal for a business combination involving the Company shall have been made or publicly proposed to be made by any person (including the Company, or any of its affiliates, or any group (within the meaning of Section 13(d)(3) of the Exchange Act)) (a "Competing Offer"), and all of the conditions to the Offer have not been satisfied, until ten (10) days after the termination or publicly-announced abandonment of such Competing Offer, but in no event later than the minimum time necessary to satisfy all such conditions; provided, further, that in no event shall the Expiration Date be extended without the prior written consent of the Company beyond March 21, 1997 unless condition (d) set forth in Section 14 of this Offer to Purchase shall not be then satisfied. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser will accept for payment, and pay for, in accordance with the terms of the Offer, Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

         If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or to change or waive the Minimum Condition and, if at the time that notice of any such change or waiver is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of that notice, the Offer will be extended at least until the expiration of that period of ten business days.

         The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

         Upon the terms and subject to the conditions of the Merger Agreement and the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for any and all Shares that are validly tendered on or prior to the Expiration Date, and not properly withdrawn in accordance with
Section 4 below, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in
Section 14 below. All questions as to the satisfaction of such terms and conditions will be determined by Purchaser in its sole discretion, which determination will be final and binding. Subject to the applicable rules of the Commission and the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law or government regulation. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return securities promptly after the termination or withdrawal of such bidder's offer). See
Section 15 below.

         In all cases, Shares accepted for payment pursuant to the Offer will be paid for only after timely receipt by the Depositary of (i) certificates evidencing (or a timely Book-Entry Confirmation (as defined in Section 3 below) with respect to) such Shares, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. See Section 3 below.

         The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility (as defined in Section 3 below) to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that (i) such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares which are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares properly tendered to Purchaser and not withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

         If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer (but subject to Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4 below. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         If any tendered Shares are not purchased pursuant to the Offer for any reason or if certificates are submitted for more Shares than are tendered, certificates for Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 below, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

         If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to the increase in consideration.


3.       PROCEDURE FOR TENDERING SHARES

         Valid Tenders. For a Stockholder validly to tender Shares pursuant to the Offer, either (i) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates evidencing Shares must be received by the Depositary at any such address prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date; or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

         Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, together, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         THE METHOD OF DELIVERY OF CERTIFICATES EVIDENCING SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDERS, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of

Transmittal or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates evidencing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

         Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Stockholder's tender may be effected if all the following conditions are met:

              (i)   such tender is made by or through an Eligible Institution;

              (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

              (iii) the certificates for all tendered Shares in proper form for transfer (or a Book-Entry Confirmation with respect to all such tendered Shares) together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. trading days after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         IN ALL CASES SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS TIMELY RECEIVED BY THE DEPOSITARY.

         Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, a Letter of Transmittal (or a manually signed facsimile), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent's Message).

         Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of any Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such information.

         Backup Federal Income Tax Withholding. To prevent backup federal income tax withholding of 31% of the payments made to Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, a Stockholder must provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal. See Section 5 below.

         A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder's representation and warranty to Purchaser that (i) the Stockholder has a net long position in the Shares being tendered, within the meaning of Rule 14e-4 under the Exchange Act ("Rule 14e-4"), and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account, unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of
(a) Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for Shares tendered and that person will acquire the Shares for tender by conversion, exchange or exercise and (ii) will cause Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.

         Appointment as Proxy. By accepting a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to Shares tendered by such Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such purchased Shares for payment. Upon acceptance for payment, all prior powers of attorney, proxies or consents given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting, or in connection with any action by written consent in lieu of any such meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights of a record and beneficial owner with respect to the Shares, including voting at any meeting of Stockholders then scheduled.


4.       WITHDRAWAL RIGHTS

         Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after March 10, 1997. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4. The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering Stockholder must also submit to the Depositary the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 above, the notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

         Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.


5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

         The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice. Legislative, judicial or administrative rulings or interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below. It is assumed that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Stockholder.

         Consequences of the Offer and the Merger to Stockholders. The receipt of the Offer Price or the Merger Consideration, as the case may be (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights), will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

         Backup Tax Withholding. Under the Code, a Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with his own tax advisor as to his qualifications for exemption from withholding and the procedure for obtaining such exemption.

         THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR RESPECTIVE TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

6.       PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES


         The Shares are included in the Nasdaq Stock Market under the symbol BNRY. The following table sets forth, for each of the periods indicated, the high and low bid price per Share as reported by the Nasdaq Stock Market. Bid quotations reflect interdealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                                                  HIGH              LOW
                                                                                --------         ---------
         Fiscal Year Ended June 30, 1995
              1st Quarter..............................................         $   7.50         $    7.00
              2nd Quarter..............................................             8.25              7.75
              3rd Quarter..............................................             8.50              8.50
              4th Quarter..............................................             8.50              8.50

         Fiscal Year Ended June 30, 1996
              1st Quarter..............................................         $   8.75         $    8.50
              2nd Quarter..............................................            10.50              8.75
              3rd Quarter..............................................            11.25             10.25
              4th Quarter..............................................            12.75             10.25

         Fiscal Year Ending June 30, 1997
              1st Quarter..............................................         $  16.00         $   13.00
              2nd Quarter..............................................            26.25             20.00
              3rd Quarter (through January 9, 1997)....................            29.50             21.00

         On January 6, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing bid price per Share quoted on Nasdaq was $21.00. On January 9, 1997, the last full trading day prior to the date of this Offer to Purchase, the closing bid price per Share quoted on Nasdaq was $29.50. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

         The Company has not paid or declared any cash dividends on the Shares during the periods set forth above and the Merger Agreement prohibits the Company from paying any dividends.


7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, STOCK QUOTATION AND EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES

         The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser.

         Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of The National Association of Securities Dealers, Inc. ("NASD") for continued inclusion in the Nasdaq Stock Market. If the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000, or if there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by officers, directors or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for inclusion in the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq Stock Market, the market for the Shares could be adversely affected.

         If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq Stock Market and the Shares are no longer included in the Nasdaq Stock Market, it is possible that the Shares would continue to trade in the local over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders remaining at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

         The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain of the provisions of the Exchange Act no longer applicable to the Company. Such provisions include the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with a Stockholders' meeting and the related requirement of providing an annual report to Stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 as promulgated under the Securities Act of 1933, as amended (the "Securities Act"). If registration of Shares under the Exchange Act were terminated, Shares would no longer be "margin securities" or eligible for Nasdaq reporting.

         The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, if this were to occur, could no longer be used as collateral for loans made by brokers.


8.       CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a corporation organized and existing under the laws of the State of Delaware, with its principal executive offices located at 4701 N.E. 23rd Street, Oklahoma City, Oklahoma 73121. The Company provides onshore contract drilling services to the oil and gas industry. The Company currently owns and operates fifteen land rigs in Oklahoma having depth capabilities ranging from 7,000 to 25,000 feet.

         Selected Consolidated Financial Data. Set forth below is certain selected financial data with respect to the Company. Most of such data is excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "Company Form 10-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (the "Company Form 10-Q"). More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. The Company Form 10-K, the Company Form 10-Q and such other documents should be available for inspection and copies thereof should be obtainable from the offices of the Commission in the manner set forth below.


                         SELECTED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 FISCAL QUARTER ENDED
                                 FISCAL YEAR ENDED JUNE 30,         SEPTEMBER 30,
                              -------------------------------    --------------------
                                1996        1995       1994        1996       1995
                              --------    --------   --------    --------   ---------
                                                                       (AUDITED)
SUMMARY OF EARNINGS DATA
Revenues ..................   $ 10,280    $  9,687   $  8,046    $  3,026   $  2,364
Net income (loss) .........       (142)        866       (575)        179       (140)
Net income (loss) per Share       (.34)       2.05      (1.36)        .42       (.33)

BALANCE SHEET DATA
Working capital ...........   $    166    $    508   $    351    $    354   $    359
Total assets ..............     10,311      10,647      8,896      10,456     10,268
Total stockholders' equity       7,906       8,048      7,182       8,085      7,908

         Other Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be described in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

         Except as otherwise provided in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon records on file with the Commission and other publicly available information. Although neither Purchaser nor Parent has any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of such information.

         Certain Projected Financial Information. In the course of its discussions with Parent described in Section 11, the Company provided Parent with certain business and financial information which Parent believes was not publicly available. Such information included, among other things, certain financial projections for 1997 through 2005 (the "Company Projections") prepared by management of the Company as a long-range plan. The Company Projections do not take into account any of the potential effects of the transactions contemplated by the Offer and the Merger. The Company does not as a matter of course publicly disclose internal projections as to future revenues or financial condition.

            Set forth below is a summary of the Company Projections.

                                           (AMOUNTS IN THOUSANDS)

                                                              (FISCAL YEARS)

                             1997      1998     1999      2000      2001     2002      2003      2004      2005
                             ----      ----     ----      ----      ----     ----      ----      ----      ----
Rig Revenues.............  $10,167   $10,370  $10,577   $10,789   $11,005  $11,225   $11,449   $11,678   $11,912

         THE COMPANY PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. NONE OF PARENT, PURCHASER OR ANY PARTY TO WHOM THE PROJECTIONS WERE PROVIDED ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF SUCH INFORMATION. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THESE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF THE COMPANY WHICH, THOUGH PARENT HAS BEEN ADVISED WERE CONSIDERED REASONABLE BY THE COMPANY AT THE TIME THEY WERE FURNISHED TO PARENT, MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THERE CAN BE NO ASSURANCE THAT SUCH PROJECTIONS WILL BE REALIZED, OR THAT ACTUAL RESULTS WILL NOT BE HIGHER OR LOWER THAN THOSE ESTIMATED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, PURCHASER OR ANY OTHER PARTY WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS.

9.       CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

         Purchaser, a Delaware corporation, was organized to acquire all of the outstanding Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser and Parent are located at 1601 Northwest Expressway, Suite 700, Oklahoma City, Oklahoma 73118-1401.

         Parent is engaged primarily in the exploration for and development of oil and gas fields utilizing 3-D and high resolution 2-D seismic surveys and computer-aided exploration technology in areas where substantial amounts of oil and gas have been produced. Parent has historically focused its efforts and is one of the most active explorers in Oklahoma and Kansas. Parent's principal producing activities are located in the Northern Anadarko Basin Shelf, the Ames Field of northwestern Oklahoma and the Sooner Trend of central Oklahoma. Parent expects significant future exploration activities in one or more of these areas, as well as the Northeastern Oklahoma Platform, located in northeastern Oklahoma, the Nemaha Ridge, extending from south central Oklahoma to northern Kansas, southern Oklahoma, and the Central Kansas Uplift and Sedgwick Basin, both located in central Kansas. Parent also engages in the gathering, processing, transportation and marketing of hydrocarbons and conducts secondary oil recovery activities.

         Set forth below is certain selected consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Parent Form 10-K") and from its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996 (the "Parent Form 10-Q"). More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies are obtainable in the manner set forth in Section 8 above with respect to information about Parent in
Section 8.

                              DLB OIL & GAS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  AT OR FOR THE NINE MONTHS            AT OR FOR THE YEAR
                                                      ENDED SEPTEMBER 30,              ENDED DECEMBER 31,
                                                  -------------------------  -------------------------------------
                                                       1995        1996         1993         1994         1995
                                                  ------------  -----------  -----------  -----------   ----------
                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA
Total revenues...................................  $    16,671  $    18,667  $    11,309  $    23,155   $   22,052
Net income (loss)................................      (5,789)        2,399        3,079        5,944      (5,176)
Net income (loss) per common share...............        (.54)          .18          .31          .59        (.46)

BALANCE SHEET DATA
Working capital..................................       19,098       11,928        2,591          773       13,724
Total assets.....................................       75,455      115,203       35,084       54,041       78,207
Long-term debt, including current portion........           --          321          483        8,231          --
Shareholders' equity.............................       59,049       61,762       30,164       39,012       59,544

         Parent is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be described in proxy statements distributed to Parent's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspections and copies are obtainable in the manner set forth in Section 8 above.

         Except as described in this Offer to Purchase, during the last five years, none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I hereto (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five year employment history and citizenship of each director and executive officer of Purchaser and Parent are set forth in Schedule I.

         Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser or Parent, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser or Parent, any of the persons listed on
Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10.      SOURCE AND AMOUNT OF FUNDS

         The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required to consummate the Offer and the Merger and to pay related fees and expenses will be approximately $13.0 million. Purchaser will obtain all such funds from Parent in the form of capital contributions and/or loans.

         Parent will provide such funds through borrowings under its revolving credit facility with the lenders party thereto and First Union National Bank of North Carolina, as agent. Under the facility, Parent may borrow up to an aggregate of $20.0 million. Borrowings under the facility bear interest, at the bank's prime, floating, or the London Interbank Offered Rate ("LIBOR") plus 175 basis points or a pricing grid with the rate determined by the percentage of the borrowing base commitment outstanding. Principal payments on the credit facility are due at maturity in October 2000, or when any amounts outstanding thereunder are in excess of the borrowing base. Interest payments are due quarterly. The credit facility is collateralized by a mortgage on Parent's producing and non-producing oil and gas properties.

         It is anticipated that the borrowings described above will be repaid from funds generated internally by Parent (including, after the Merger, if consummated, funds generated by the Company) and from other sources. No final decisions have been made concerning the repayment of such borrowings and decisions will be made based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.


11.      BACKGROUND OF THE OFFER

         On November 1, 1996, Mike Liddell, the Chief Executive Officer of Parent, and Mark Liddell, the President of Parent, met with Raymond H. Hefner, Jr., the Chairman of the Board of the Company, and Richard B. Hefner, the President and Chief Executive Officer of the Company. At the meeting, the two executive officers of Parent inquired as to whether the Company would be interested in pursuing a possible business combination with, or acquisition by, Parent. Messrs. Raymond and Richard Hefner informed Messrs. Mike and Mark Liddell that the Company would consider the matter.

         On December 5, 1996, Messrs. Mike and Mark Liddell again met with Messrs. Raymond and Richard Hefner to discuss further the possible acquisition of the Company by Parent. At this meeting, the parties explored possible structures for an acquisition and a potential range of consideration to be paid for the Shares.

         At several social events during December 1996 at which Messrs. Mike and Mark Liddell and Messrs. Raymond and Richard Hefner were present, they informally discussed Parent's interest in acquiring the Company.

         On December 13, 1996, Messrs. Mike and Mark Liddell had a telephone conversation with Messrs. Raymond and Richard Hefner, James R. Tolbert III, a director of the Company, a legal advisor to the Company and a financial advisor for the Hefner family. The parties discussed the possible acquisition of the Company by Parent, and the two executive officers of Parent expressed Parent's interest in acquiring the Company pursuant to a merger in which all Stockholders of the Company would receive $30.00 per Share in cash.

         On December 16, 1996, the Board of Directors of Parent (the "Parent Board") held a special meeting by telephone to review, with the advice and assistance of Parent's legal advisors, the proposed acquisition and the offer price of $30.00 per share and the Parent Board unanimously authorized and approved the proposed acquisition and directed its executive officers to negotiate, execute and deliver the agreements necessary to consummate the transaction..

         Commencing December 16, 1996 and continuing throughout the remainder of December 1996, Parent, along with its legal advisors and independent accountants, conducted a due diligence review of information provided by the Company and conducted various interviews with members of the Company's management.

         On December 17, 1996, Parent's legal advisors had a telephonic discussion with the Company's legal advisors concerning the terms and structure of the proposed transaction. On December 23, 1996, legal counsel for Parent distributed a draft Merger Agreement and Stockholder Tender Agreement to the Company and its legal advisors. The parties and their legal advisors continued to negotiate the terms of the Merger Agreement and Stockholder Tender Agreement from December 26, 1996 through January 2, 1997.

         On January 2, 1997, Messrs. Raymond and Richard Hefner met with Messrs. Mike and Mark Liddell and informed them that the Company had received other inquiries and that a meeting of the Board of Directors of the Company was scheduled for January 6, 1997. Messrs. Mike and Mark Liddell informed Messrs. Raymond and Richard Hefner that Parent's offer was not subject to further negotiation.

         On January 6, 1997, representatives of the Company informed Parent that the Board of the Company had accepted Parent's offer. On January 6, 1997, Parent, Purchaser and the Company executed and delivered the Merger Agreement, and Parent, Purchaser and the Selling Stockholders executed and delivered the Stockholder Tender Agreement.

         On January 7, 1997, Parent and the Company jointly announced the signing of the definitive Merger Agreement. On January 10, 1997, pursuant to the terms of the Merger Agreement, Purchaser commenced the Offer.


12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; THE STOCKHOLDER TENDER AGREEMENT; APPRAISAL RIGHTS


PURPOSE OF THE OFFER AND THE MERGER

         The purpose of the Offer is for Parent to acquire a majority equity interest in the Company and acquire control of the Board as a first step in acquiring the entire equity interest in the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

         Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby. Thus, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. ACCORDINGLY, IF THE MINIMUM CONDITION IS SATISFIED, PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO CAUSE THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER.

         In the Merger Agreement, the Company has agreed to convene a meeting of Stockholders as promptly as practicable following the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. Parent and Purchaser have agreed that all Shares owned by them will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

PLANS FOR THE COMPANY

         It is expected that, following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will, however, continue to evaluate the business and operations of the Company after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing.

         Following consummation of the Offer, Parent expects a majority of the Company's Board of Directors to be comprised of persons designated by Parent as provided in the Merger Agreement. Following the Merger, the Company's entire Board of Directors will initially consist of the directors of Purchaser, as set forth in Schedule I hereto, and the executive officers of Purchaser, as set forth in Schedule I hereto, will become the executive officers of the Company. Pursuant to the Merger Agreement, Parent and Purchaser have agreed, prior to acceptance of Shares pursuant to the Offer, to make a good faith attempt to enter into employment agreements with Richard B. Hefner, Donald W. Thummel, Don
M. Bode and Joanne Belcher. Mr. Hefner is currently the President and Chief Executive Officer of the Company, Mr. Thummel is the Company's Vice President of Contracts, Mr. Bode serves as the Company's Vice President of Operations, and Ms. Belcher is the Company's Controller and Chief Accounting Officer. Their positions with the Company pursuant to such employment agreements have not been determined.

         Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any subsidiary or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board.

THE MERGER AGREEMENT

         The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies obtained, as set forth in Section 8 above.

         The Offer. The Merger Agreement provides for the commencement of the Offer. Purchaser has expressly reserved the right to increase the price per Share payable in the Offer or to make any other changes in the terms and conditions of the Offer, except that without the written consent of the Company, Purchaser has agreed that it will not (i) decrease the Offer Price, change the form of consideration payable in the Offer or decrease the number of Shares sought, (ii) change the conditions to the Offer (other than to waive any condition), (iii) impose additional conditions to the Offer or (iv) amend any other term of the Offer in any manner adverse to the holders of Shares (other than insignificant changes or amendments). The Merger Agreement provides that Purchaser may, from time to time, in its sole discretion extend the Expiration Date, (w) to comply with the applicable rules and regulations of the Commission, (x) if any of the conditions to the Offer have not been satisfied, for the minimum period of time necessary to satisfy such condition; (y) if all of the conditions to the Offer have been satisfied but fewer than 90% of the shares of Common Stock outstanding (determined on a fully diluted basis) have been tendered in the Offer, for the minimum period of time necessary until 90% of such shares have been so tendered, but in no event later than the tenth
(10th) day following the initial Expiration Date; provided, however, that if Purchaser extends the Expiration Date pursuant to clause (y), it will be deemed upon such extension to have waived all conditions to the Offer set forth in
Section 14 of this Offer to Purchase other than conditions (c), (d)(i) and
(d)(iii); or (z) if a tender or exchange offer for shares of Common Stock or any other proposal for a business combination involving the Company shall be publicly disclosed or Parent or Purchaser shall have otherwise learned that a tender or exchange offer for shares of Common Stock or any other proposal for a business combination involving the Company shall have been made or publicly proposed to be made by any person (including the Company, or any of its affiliates, or any group (within the meaning of Section 13(d)(3) of the Exchange Act)) (a "Competing Offer"), and all of the conditions to the Offer have not been satisfied, until ten (10) days after the termination or publicly-announced abandonment of such Competing Offer, but in no event later than the minimum time necessary to satisfy all such conditions; provided, further, that in no event shall the Expiration Date be extended without the prior written consent of the Company beyond March 31, 1997 unless condition (d) set forth in Section 14 of this Offer to Purchase is not then satisfied.

         Board Representation. The Merger Agreement provides that effective upon the payment by Purchaser for Shares pursuant to the Offer, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to the election or appointment of any additional directors pursuant to the terms of the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Parent and Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. The Company has agreed that it will take all action necessary to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, by increasing the size of the Board, amending its Bylaws, using its reasonable best efforts to obtain resignations of incumbent directors, and, to the extent necessary, filing with the Commission and mailing to Stockholders the information required by Section 14(f) of the Exchange Act and the rules promulgated thereunder.

         The Merger. The Merger Agreement provides that the Merger will be effected at the Effective Time. Upon consummation of the Merger, the separate existence of Purchaser shall cease and the Company shall continue as the surviving corporation. The surviving corporation of the Merger is sometimes referred to herein as the "Surviving Corporation." The Merger will become effective upon the filing of the Certificate of Merger (the "Certificate of Merger") with the Delaware Secretary of State or at such time thereafter as is agreed upon by the parties and specified in the Certificate of Merger.

         Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms and subject to the conditions in the Merger Agreement and in accordance with the DGCL, at the Effective Time, by virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned by the Company or by Parent, Purchaser or any other subsidiary of Parent, and Dissenting Shares) shall be converted into the right to receive the Offer Price, in cash, without interest. Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company, Parent, Purchaser or any other subsidiary of Parent, automatically will be cancelled and retired without payment of any consideration therefor and shall cease to exist.

         Dissenting Shares. Shares issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who properly demands, an appraisal of such Shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") will not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement.

         Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations by the Company with respect to (i) organization, standing and corporate power, (ii) capitalization, (iii) authority, consents and noncontravention, (iv) Commission reports, (v) absence of certain changes or events, (vi) employee benefit plans, (vii) tax matters, (viii) compliance with laws and agreements, (ix) tradenames, (x) litigation, (xi) environmental matters, (xii) contracts, (xiii) assets and (xiv) absence of finders or brokers' fees.

         Parent and Purchaser have also made certain representations and warranties, including with respect to (i) organization, standing and corporate power, (ii) capitalization, and (iii) authority, consents and noncontravention. No representations and warranties made by the Company, Parent or Purchaser will survive beyond the Effective Time and no covenants made in the Merger Agreement will survive beyond the Effective Time except for any covenant or agreement which by its terms contemplates performance after the Effective Time.

         Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement and continuing until the Effective Time the Company will conduct its operations according to its ordinary course of business and consistent with past practice, and will use its best efforts to preserve intact its business organization as a going concern, keep available the services of officers, employees and other work force and maintain satisfactory relationships with licensors, licensees, suppliers, distributions, oil and gas operators and other customers and others having business relationships with it. The Company has agreed that, during such period it will not, without the prior consent of Parent, (i) amend or propose to amend its Certificate of Incorporation or Bylaws; (ii) authorize for issuance, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase, awards or otherwise) any stock of any class or any securities convertible into or exchangeable for shares of stock of any class of the Company; (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock; (iv) (a) except in the ordinary course of business consistent with past practice, create, incur, assume, maintain or permit to exist any short-term or long-term debt (including obligations in respect of capital leases) in excess of the amount currently outstanding; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person;
(c) make any loans, advances or capital contributions to, or investments in any other person; or (d) incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary and usual course of business and consistent with past practice, or (e) change any assumption underlying, or methods of calculating any bad debt, contingency or other reserve; (v) (a) increase in any manner the compensation of any of its directors, officers or employees; (b) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present, (c) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on the date hereof or (d) make any payment or award under any executive compensation plan of the Company except in the ordinary course of business consistent with past practice; (vi) except in the ordinary course of business consistent with past practice, sell, transfer, mortgage or otherwise dispose of or encumber, any assets or properties, real, personal or mixed, which have a value on the Company's books, either individually or in the aggregate, in excess of $10,000; (vii) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the Company, except agreements, commitments or contracts for the purchase, sale or lease or goods or services, consistent with past practice and not in excess of current requirements, or otherwise make any material change in the conduct of the business or operations of the Company;
(viii) make any change in the Company's accounting principles, practices or methods; (ix) make any tax election or permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without providing for substitute coverage which is the same in all material respects; (x) enter into any agreement or amend any existing agreement with any affiliate of the Company; (xi) enter into any agreement or commitment that restricts or limits the Company's ability to compete with or conduct any business in any geographic area; or (xii) agree, commit or arrange to do any of the foregoing.

         No Solicitation. The Merger Agreement provides that from and after the date of the Merger Agreement until the termination of the Merger Agreement, neither the Company nor any of its officers and directors shall, and the Company will cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company), not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal with respect to a merger, consolidation or similar action involving, or any purchase of all or a significant portion of the assets of, or any equity interest in, the Company (an "Acquisition Proposal") or, except to the extent required for the discharge by the Board of Directors of its fiduciary duties as advised by counsel in writing, engage in any negotiations concerning, or providing any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise assist or facilitate any efforts or attempt by any person or entity (other than Parent and Purchaser, or their officers, directors, representatives, agents, affiliates or associates) to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will notify Parent promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be instituted or continued with, the Company, such notice to include the material terms communicated to the Company.

         Fees and Expenses. The Merger Agreement provides that, except as described below, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses. If (A) (x) any person, entity or group (other than Parent or any subsidiary or affiliate of Parent or any group including Parent or any subsidiary or affiliate of Parent) (i) shall have become beneficial owner of 25% or more of the outstanding Shares or (ii) shall have publicly proposed (1) any merger or consolidation with or acquisition of all or substantially all of the assets of the Company or other similar business combination involving the Company, (2) that any change be made in the composition of the Board of Directors of the Company and such person, entity or group shall file proxy materials with the Commission in respect of such proposal or (3) the purchase of 50% or more of the total voting power of the Company, including by tender or exchange offer, or (y) the Merger Agreement is terminated pursuant to Section 9.3(ii) or 9.4(b) thereof, and (B) the Merger Agreement is terminated in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer, then the Company shall immediately pay Parent all actual, documented out-of-pocket expenses of Parent relating to the transactions contemplated by the Merger Agreement.

         Conditions to the Merger. Pursuant to the Merger Agreement, the obligation of each party to effect the Merger is subject to the satisfaction or written waiver on or prior to the closing date of the Merger of the following conditions: (i) unless no Stockholder vote is required by applicable law to effect the Merger, the Merger Agreement shall have been approved by the holders of a majority of the outstanding Shares, in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws; (ii) all filings required to be made prior to the Effective Time by the Company, Parent or Purchaser with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company, Parent or Purchaser from, governmental and regulatory authorities in connection with the execution and delivery of the Merger Agreement by the Company, Parent or Purchaser and the consummation of the transactions contemplated thereby by the Company, Parent or Purchaser shall have been made or obtained (as the case may be); and (iii) no United States or state court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order, whether temporary, preliminary or permanent (collectively, an "Order"), which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement.

         The obligations of Parent and Purchaser to effect the Merger are further subject to the conditions that (i) Purchaser shall have purchased pursuant to the Offer all Shares duly tendered and not withdrawn; provided that this condition will be deemed to have been met if Purchaser fails to purchase such Shares pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement; (ii) the Company shall have performed in all material respects its obligations under the Merger Agreement required to be performed on or prior to the Effective Time pursuant to the terms thereof; (iii) the representations and warranties of the Company contained in the Merger Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, on the date when made and on and as of the Effective Time as if made on and as of such date; and (iv) there shall not have occurred after the date of the Merger Agreement any material adverse change in the business, Assets, prospects, condition (financial or otherwise) or the results of operations of the Company.

         The obligation of the Company to effect the Merger are further subject to the conditions that: (i) Purchaser and Parent shall have performed in all material respects their obligations under the Merger Agreement required to be performed on or prior to the Effective Time pursuant to the terms thereof; and
(ii) the representations and warranties of Parent and Purchaser contained in the Merger Agreement that are qualified as to materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, on the date when made and on and as of the Effective Time as if made on and as of such date.

         Termination. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders, in any one of the following circumstances: (i) by mutual consent of Parent and the Company by action of their respective Boards of Directors; (ii) by either Parent or the Company if (x) the Merger shall not have been consummated by June 30, 1997 (unless the failure to consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate), or (y) if an Order shall have become final and non-appealable; (iii) by Parent if (x) Purchaser shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, such termination of the Offer is not in violation of the terms of the Offer, as provided and permitted by the Merger Agreement, and Parent and Purchaser have not failed to perform its or their obligations under the Merger Agreement and shall not have breached any representation or warranty contained therein in any material respect; or (y) if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, or the Board of Directors of the Company, upon request by Parent, shall fail to reaffirm such approval or recommendation, or shall have resolved to do any of the foregoing; provided, however, Parent shall not be entitled to terminate the Merger Agreement or abandon the Merger pursuant to this clause (y) so long as Parent shall have the right to acquire a majority of the issued and outstanding Shares pursuant to the Offer, or (iv) by the Company (a) if Parent or Purchaser shall have failed to commence the Offer within the time required in the Merger Agreement; (b) after the later of (i) ten (10) business days following commencement of the Offer or (ii) five (5) business days following notice to Parent by the Company of the terms of any of the following offers, if the Board of Directors of the Company receives an unsolicited written offer at a higher dollar value per Share with respect to a merger, consolidation or sale of all or substantially all of the Company's assets, or if an unsolicited tender or exchange offer for the Shares at a higher dollar value per Share is commenced, and the Board of Directors of the Company determines to accept such merger, consolidation or sale of all or substantially all of the Company's assets or recommend that its stockholders accept such tender or exchange offer, but only after receipt by the Board of Directors of (x) a written opinion to such effect from a recognized national investment banking firm that such transaction is more favorable to the Stockholders from a financial point of view than the Offer and the transactions contemplated by the Merger Agreement and (y) a written opinion of counsel that approval, acceptance or recommendation of such transaction is required by fiduciary obligations under applicable law; or (c) Parent or Purchaser shall have violated the terms of the Offer or breached any of their representations, warranties or covenants under the Merger Agreement which breach shall have caused a reasonable likelihood that Parent or Purchaser will not be able to consummate the Offer or Merger.

         Indemnification. The Merger Agreement provides that as provided in
Section 145 of the DGCL and as implemented pursuant to Article VII of the Company's Bylaws, the Company shall indemnify and, after the Effective Time, the Surviving Corporation shall indemnify each present and former director and officer (the "Indemnified Party or Parties") against any expenses, including attorneys' fees, fines, judgments and amounts paid in settlement actually and reasonably incurred by it in connection with any threatened, pending or completed action or suit to which it is a party or is threatened to be made a party by reason of such relationship with the Company and arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by the Merger Agreement) to the fullest extent permitted or required under Section 145 of the DGCL or the Company's Bylaws; provided, however, that any determination required to be made pursuant to
Section 145(d) of the DGCL with respect to whether an Indemnified Party's conduct complied with the standards set forth in Delaware law or the Company's By-Laws shall be made by independent legal counsel selected by the Company or the Surviving Corporation, as the case may be.

         The Merger Agreement provides that the foregoing indemnification provisions shall survive the closing of the transactions contemplated by the Merger Agreement and are intended to benefit the Company and each of the Indemnified Parties.

         Stockholders Meetings. The Merger Agreement provides that the Company will take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law, and its Certificate of Incorporation and Bylaws, to convene a special meeting of Stockholders (the "Stockholders Meeting"), if necessary, as promptly as practicable after the consummation of the Offer for the purpose of considering and voting upon the Merger Agreement and the transactions contemplated thereby, including the Merger. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law as advised by independent legal counsel, the Board of Directors of the Company will recommend that the holders of the Shares vote in favor of and approve the Merger Agreement and the Merger at the Stockholders Meeting. At the Stockholders Meeting, Parent and Purchaser shall vote all Shares beneficially owned by them in favor of the adoption and approval of the Merger Agreement and the Merger.

         Consents, Approvals, Filings. The Merger Agreement provides that each of the parties to the Merger Agreement will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, without limitation, making any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and obtaining any necessary third-party consents. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the proper officers and directors of each party to the Merger Agreement will take all such necessary action.

         Employment Agreements. Pursuant to the Merger Agreement, Parent and Purchaser have agreed, prior to the acceptance of Shares pursuant to the Offer, to make a good faith attempt to enter into employment agreements with Richard
B. Hefner, Donald W. Thummel, Don M. Bode and Joanne Belcher, who are officers of the Company.

         Amendment and Modification. Pursuant to the Merger Agreement, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time; provided, however, that, after the Merger Agreement is adopted by the Company's Stockholders, no such amendment or modification shall alter the amount or change the form of the consideration to be delivered to the Stockholders of the Company or alter or change any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the Stockholders of the Company.

THE STOCKHOLDER TENDER AGREEMENT

         The following is a summary of the material terms of the Stockholder Tender Agreement. This summary is not a complete description of the terms and conditions of the Stockholder Tender Agreement and is qualified in its entirety by reference to the full text of the Stockholder Tender Agreement, which is incorporated by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholder Tender Agreement may be examined, and copies obtained, as set forth in Section 8 above. Capitalized terms not otherwise defined herein or in the following summary shall have the meaning set forth in the Stockholder Tender Agreement.

         Pursuant to the Stockholder Tender Agreement, each Selling Stockholder has agreed to tender to Purchaser pursuant to the Offer all Shares owned by such Stockholder as of the date of the Stockholder Agreement ("Existing Shares") or acquired after such date and prior to the Expiration Date, and not withdraw any such Shares from the Offer. Each Selling Stockholder has agreed to so tender all Existing Shares within ten business days of commencement of the Offer, and to so tender any subsequently acquired Shares within two business days of such acquisition but in any event prior to the Expiration Date. The Selling Stockholders and the amount of Existing Shares to be tendered by each pursuant to the Stockholder Tender Agreement is as follows: HBH Enterprises ALP, 148,850 Shares; Hefner Children's Trusts, 120 Shares; Raymond H. Hefner, Jr., 15,170 Shares; Raymond H. Hefner, 960 Shares; Richard B. Hefner, 120 Shares; Egean Financiera Corporation, 29,819 Shares; Circle Shipping Company, 8,570 Shares; Sierra Financiera Corporation, 7,915 Shares; M. Teriakidis, 6,741 Shares; James R. Tolbert III, Custodian, 10 Shares; James R. Tolbert III Revocable Trust, 11,440 Shares. A total of 229,715 Existing Shares are subject to the Stockholder Tender Agreement..

         Pursuant to the Stockholder Tender Agreement, each Selling Stockholder has irrevocably appointed representatives of Parent as proxies for the Stockholder to vote all shares of Common Stock that the Stockholder is entitled to vote (together with any other shares of Common Stock that the Stockholder may become entitled to vote), for and in the name, place, and stead of the Stockholder at any meeting of the holders of shares of Common Stock or any adjournments or postponements thereof or pursuant to any consent in lieu of a meeting, or otherwise, with respect only to the approval of the Merger Agreement, the transactions contemplated by the Merger Agreement, any matters related to or in connection with the Merger and any corporate action the consummation of which would violate, frustrate the purposes of, prevent, or delay the consummation of the transactions contemplated by the Merger Agreement (including, without limitation, any proposal to amend the Certificate of Incorporation or Bylaws of the Company or approve any merger, consolidation, sale or purchase of any assets, issuance of Common Stock or any other equity security of the Company (or a security convertible into an equity security of the Company), reorganization, recapitalization, liquidation, winding up of or by the Company, or any similar transaction). The foregoing proxy is coupled with an interest.

         Pursuant to the Stockholder Tender Agreement, each Selling Stockholder in his capacity as a stockholder and not in his capacity as a director of the Company, has agreed to negotiate exclusively with Parent and Purchaser with regard to the acquisition of the Company and not to directly or indirectly: (i) solicit any other buyers for all or any part of the capital stock or assets of the Company or any of its subsidiaries; (ii) encourage any third parties to bid for any of the assets of the Company or any of its subsidiaries or to purchase shares of its capital stock, or participate in any negotiations or discussions with any such third parties with respect to such matters; (iii) provide business or financial information (not otherwise publicly available) concerning the Company or any of its subsidiaries to any third parties (except as required for the making of necessary regulatory filings or in any judicial or administrative proceeding); (iv) purchase or otherwise acquire shares of or any beneficial interest in any of the capital stock of the Company; (v) make, or assist or cooperate with anyone else to make, any proposal to purchase all or any part of the assets or capital stock of the Company; or (vi) enter into any arrangements by himself or itself or with others to directly or indirectly acquire or obtain control of the Company. The Stockholder will immediately notify Purchaser if he, she or it becomes aware of any efforts by any person or group, directly or indirectly in any manner whatsoever, to acquire or obtain control of the Company. The Stockholder will direct his, her and its financial and other advisers and representatives to comply with each of the foregoing covenants.

         The Stockholder Tender Agreement will terminate on the earliest of (a) the date on which Purchaser accepts for payment the Shares tendered in the Offer, so long as the Shares of the Selling Stockholders are so tendered and not withdrawn; (b) the termination of the Merger Agreement by the Company pursuant to Section 9.4(a) or (c) of the Merger Agreement; or (c) the termination of the Offer by Purchaser without purchasing any Shares pursuant thereto.

APPRAISAL RIGHTS

         No appraisal rights are available in connection with the Offer. If the Merger is consummated, Stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger
v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer or the value of the Merger Consideration.

         In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentations or other misconduct.

         Dissenting Shares will not be converted into the right to receive the Merger Consideration, but the holders of Dissenting Shares will be entitled to receive such consideration as shall be determined pursuant to the DGCL, provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose his right to appraisal and payment under the DGCL, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, and such Shares shall no longer be Dissenting Shares. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of those rights.

         The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.


13.      DIVIDENDS AND DISTRIBUTIONS

         If on or after the date of the Merger Agreement, the Company should
(i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to Purchaser's rights under Sections 1 and 14 hereof, Purchaser in its sole discretion, subject to the terms of the Merger Agreement, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer.

         If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any distribution (including, without limitation, cash dividends, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to Stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 1 and 14 hereof, any such dividend, distribution or right to be received by the tendering Stockholders will be received and held by the tendering Stockholder and tendered to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

         Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs, and nothing in this Offer to Purchase shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination of the Merger Agreement.


14.      CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange

Act, to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any such Shares tendered, and, subject to the provisions of the Merger Agreement, may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (1) the Minimum Condition shall not have been satisfied, (2) the Merger Agreement shall have been terminated in accordance with its terms, or (3) at any time before acceptance for payment of, or payment for, Shares, any of the following events shall occur:

         (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the armed forces of the United States,
                  (iv) any general limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other lending institutions; (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, (vi) a decline of at least thirty percent (30%) in the Dow Jones Industrial Average or (vii) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans;

         (b) any of the representations and warranties of the Company set forth in the Merger Agreement, or of the Selling Stockholders set forth in the Stockholder Tender Agreement, that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, on the date when made and at the Expiration Date, or in the case of any representations and warranties that are made as of a different date, as of that date; or

         (c) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement and such failure continues for two (2) days after receipt by the Company of notice from Parent specifying such failure or any Selling Stockholder shall have breached or failed to comply in any material respect with any of its obligations under the Stockholder Tender Agreement and such failure continues for two (2) days after receipt by the Selling Stockholder of notice from Parent specifying such failure; or

         (d) any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed applicable to the Offer or the Merger or any other action shall have been taken by any United States governmental authority or court (i) which prohibits the consummation of the transactions contemplated by the Offer or the Merger, (ii) which prohibits Parent's or Purchaser's ownership or operation of all or any material portion of their or the Company's business or assets, or which compels Parent or Purchaser to dispose of or hold separate all or any material portion of Parent's or Purchaser's or the Company's business or assets as a result of the transactions contemplated by the Offer or the Merger, (iii) which makes the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal; (iv) which imposes material limitations on the ability of Parent or Purchaser to acquire or hold or to exercise effectively all rights of ownership of Shares including, without limitation, the right to vote any Shares purchased by Parent or Purchaser on all matters properly presented to the Stockholders of the Company, or (v) which imposes any limitations on the ability of Parent or Purchaser, or any of their respective subsidiaries, effectively to control in any material respect the business or operations of the Company;

         (e) Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination of the Offer;

         (f) any filing required to be made by the Company with, or any consent, approval or authorization required to be obtained prior to the Effective Time by the Company from, any governmental or regulatory authority in connection with the execution and delivery of the Merger Agreement by the Company or the consummation of the Offer or the transactions contemplated by the Merger Agreement, shall not have been made or obtained;

         (g) there shall have occurred any material adverse change in the business, assets, conditions (financial or otherwise), results of operations or prospects of the Company,

which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.


15.      CERTAIN LEGAL MATTERS

         Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer to Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws."

         Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer at the Offer Price is not subject to such requirements.

         State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in those states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify, a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that the laws were applicable only under certain conditions.

         Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval of either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder." The Company has represented in the Merger Agreement that it approved the Merger Agreement, the Stockholder Tender Agreement and the transactions contemplated thereby, including the Offer and the Merger, and has taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger Agreement, the Stockholder Tender Agreement and the transactions contemplated thereby, including the Offer and the Merger.

         The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Oklahoma Take-over Disclosure Act of 1985 (the "Oklahoma Act") purports to regulate tender offers for publicly traded equity securities of any company in which at least twenty percent of its equity securities are beneficially held by residents of the state of Oklahoma and which has substantial assets in such state. The Oklahoma Act requires Purchaser to file a statement with the Administrator of the Department of Securities of Oklahoma and contains prohibitions against deceptive practices in connection with making a tender offer. Pursuant to the Oklahoma Act, Purchaser has filed with such Administrator a Tender Offer Statement on Schedule 14D-1, together with all exhibits thereto, concurrently with Purchaser's filing thereof with the Commission. Purchaser does not know whether the laws of any other states will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.


16.      FEES AND EXPENSES

         Purchaser has retained Morrow & Co., Inc. to act as the Information Agent, and Liberty Bank & Trust Company of Oklahoma City, N.A. to act as the Depositary, in connection with the Offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.


17.      MISCELLANEOUS

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

         Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments to the
Schedule 14D-1, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.


                                        ACQUISITION DRILLING, INC.


January 10, 1997

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER


A.    DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

         The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the business address of each such person is DLB Oil & Gas, Inc., 1601 Northwest Expressway, Suite 700, Oklahoma City, OK 73118-1401, and each such person is a citizen of the United States.

         Charles E. Davidson has been Chairman of the Board of Directors of Parent since its merger with Davidson Oil & Gas, Inc. ("Davidson") in 1995. He served Davidson in the same capacity from its incorporation in 1993 until the merger, and from 1991 until its incorporation managed the operations of its unincorporated predecessor. Since 1994, he has also served as Managing Partner of Wexford Capital Corporation, a private investment firm. From 1984 to 1994, he was a partner in Steinhardt Partners, L.P., a private investment firm. From 1977 to 1984, Mr. Davidson was employed by Goldman, Sachs & Co., last serving as Vice President of corporate bond trading. Mr. Davidson is Chairman of the Board of Resurgence Properties, Inc. and is also a director of Presidio Capital, Inc., both of which are publicly-held real estate companies. Mr. Davidson's address is c/o Concurrency Management Corporation, 411 West Putnam Avenue, Greenwich, Connecticut 06830.

         Mike Liddell has served as Chief Executive Officer of Parent since October 1994, and as a director of Parent since 1991. From 1991 to 1994, Mr. Liddell was President of Parent. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy Corporation ("DLB Energy").

         Mark Liddell has served as the President of Parent since October 1994, and since 1991 has been a director of Davidson and Parent. From 1991 to 1994, Mr. Liddell was Vice President of Parent. From 1985 to 1991, he was Vice President of DLB Energy. From 1991 to May 1995, Mr. Liddell served as a director of TGX Corporation, a publicly-held oil and gas company, and, from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly-held industrial services and pipeline transportation company. He is the brother of Mike Liddell.

         Joel-Andre Ornstein has served as a director of Parent since August, 1995. Mr. Ornstein is a former investment banker with The First Boston Corporation and Dean Witter. He is chairman of Euristate and Finestates, the U.S. subsidiaries of the Euris Group, a $2 billion investment holding company based in Paris, France. Mr. Ornstein is a director of Athletes Foot, Inc. and Baker & Taylor, Inc. the Washington Capital Group, and he sits on several investment partnership committees such as The Carlyle Partners II and Landmark Equity Partners II and III funds. Mr. Ornstein's address is c/o Euris, 83, rue du FG., Saint Honore, Paris, France 75008.

         David A. Rogath has been a director of Parent since August, 1995. Mr. Rogath is the owner of Chalk and Vermilion Fine Arts Publishers Association a major publisher of limited edition fine art prints and sculpture in the United States. Mr. Rogath has served as President of the Fine Arts Publishers Association since 1989, and also serves on the Advisory Board of the St. Louis Rams. Mr. Rogath's address is c/o Chalk Vermillion, 200 Greenwich, Greenwich, Connecticut 06830.

         Martin L. Solomon has been a director of Parent since August, 1995. Mr. Solomon has been an officer and director of Great Dane Holding Company since 1985. Great Dane subsidiaries include The Great Dane Trailer Company, one of the largest manufacturers of over-the-road trailers in the world. Other Great Dane subsidiaries engage in the leasing of taxi cabs and the issuance of property and casualty insurance. Mr. Solomon is also a director of XTRA Corporation, one of the world's largest lessors of transportation equipment. Mr. Solomon has been a security analyst and portfolio manager at various institutions and partnerships since 1959, including, Value

Equity, L.P., Steinhardt Partners and First City Capital Corporation. Mr. Solomon's address is 2665 S. Bayshore Drive, Suite 906, Coconut Grove, Florida 33133.

         Gary C. Hanna has served as Executive Vice President and Chief Operating Officer of Parent since October 1994. From 1982 to October 1994, he was President and Chief Executive Officer of Hanna Oil Properties, Inc., an Oklahoma City-based petroleum consulting company. Beginning in 1991 and continuing until Mr. Hanna joined the Company, Hanna Oil Properties, Inc. performed most of the Company's acquisition and land services.

         William N. Young, III has served as President of Gathering and Energy Marketing Company LLC, a wholly owned subsidiary of Parent since February 1995, and from 1992 to that time, he was President of LEDCO, Inc. From 1986 to 1992, he was employed by Noram Energy Services, Inc., most recently serving as Vice President - Gas Acquisitions and, from 1984 to 1986, he was employed by Midcon Services, Inc., most recently serving as Vice President of Marketing.

         Ronald D. Youtsey has served as Senior Vice President and Chief Financial Officer of Parent since October 1994. Mr. Youtsey joined Parent as Controller in 1991. From 1979 to 1991, he was employed by French Petroleum Corporation, an oil and gas exploration and production company, last serving as Vice President of Finance.

         Ted A. Campbell has served as Vice President of Drilling and Production for Parent since October 1994 and was Operations Manager from 1991 until 1994. From 1987 until the formation of Parent, he was employed by DLB Energy as a geologist.

         Rick A. Carlson has served as Vice President of Exploration of Parent since October 1994 and was Senior Geologist from 1991 until 1994. From 1984 until the formation of Parent, he was a geologist for DLB Energy.

         Wesley E. Myers has served as Vice President of Engineering for Parent since October 1994. From 1993 to 1994, he was a consulting petroleum engineer and, from 1975 to 1993, he was employed by Grace Petroleum Corporation, an oil and gas exploration and production company, last serving as Vice President of Engineering.

         Fred W. Standefer has served as Vice President of Corporate Development of Parent since August 1995. From 1990 to 1995, he was a financial consultant with Merrill Lynch & Co. From 1983 to 1995, Mr. Standefer was an owner, officer and director of NYTEX Corporation, a closely-held independent oil company.


B.    DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

         The directors of Purchaser are Mike Liddell and Mark Liddell. The executive officers of Purchaser are Gary C. Hanna, President; Ronald D. Youtsey, Secretary/Treasurer; and Ted A. Campbell, Vice President. The present principal occupation or employment and material occupations, positions, offices or employment for the past five years of such persons are set forth in part A of this Schedule I. The business address of each such person is c/o DLB Oil & Gas, Inc., 1601 Northwest Expressway, Suite 700, Oklahoma City, OK 73118-1401 and each such person is a citizen of the United States.

         Facsimile copies of the Letter of Transmittal properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

              LIBERTY BANK & TRUST COMPANY OF OKLAHOMA CITY, N.A.


       By Mail:                  By Facsimile:        By Hand/Overnight Courier:

Stock Transfer Department        (For Eligible        Stock Transfer Department
    P.O. Box 25848             Institutions Only)      9th Floor-Liberty Tower
Oklahoma City, OK  73125         (405) 231-6058           100 North Broadway
                                                       Oklahoma City, OK  73102

                             Confirm by Telephone:
                                 (405) 231-6331

         Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
                          909 Third Avenue, 20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                            Toll Free (800) 566-9058

                    Banks and Brokerage Firms, please call:
                                 (800) 662-5200